CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION OF
PURE PHARMACEUTICALS CORPORATION (A NEVADA CORPORATION)
PURSUANT TO NRS 78.385 AND 78.390

The undersigned, being the President and Chief Executive Officer of Pure Pharmaceuticals Corporation, Inc., a corporation existing under the laws of the State of Nevada, does hereby certify under the seal of the said corporation as follows:

1)	The name of the Corporation (hereinafter referred to as the "Corporation") is Pure Pharmaceuticals Corporation, Inc.

2)	The Articles of Incorporation of the Corporation is hereby amended by replacing Article FIRST, in its entirety as follows:

Article 1. The name of the Corporation is “Pure Minerals, Inc.”

3)	The Articles of Incorporation of the Corporation is hereby amended by replacing Article 3, in its entirety, with the following:

Article 3: The Corporation is authorized to issue one class of stock. This class of stock shall be Common Stock, par value $0.001. The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Number of Share Authorized	Par Value
Common	100,000,000	$0.001

The outstanding shares of Common Stock shall be reverse split on an eighty-four-for-one basis, rounded up to the nearest whole share, effective as of the effective date of this Certificate of Amendment. The number of authorized, but unissued shares shall not be affected by the Reverse Split.

4)

The amendment of the articles of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and shareholders holding a majority of the voting power of the outstanding shares of Stock of the Corporation in accordance with the provisions of Sections 78.320 of the General Corporation Law of the State of Nevada. This Amendment shall be effective on January 17, 2011.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Articles of Incorporation, as amended, to be signed by Roger Gordon, its President and Chairman, on December 30, 2010.

Pure Pharmaceuticals Corporation

/s/ Nicolas Matossian
NICOLAS MATOSSIAN
CHAIRMAN AND PRESIDENT